Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
SECOND QUARTER 2016 RESULTS

Houston, Texas
August 2, 2016
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) (the “Company”) today reported net income attributable to the Company of $1.9 million, or $0.09 per diluted share, for its second quarter ended June 30, 2016 (“current quarter”) on operating revenues of $63.4 million compared to net income attributable to the Company of $11.3 million, or $0.55 per diluted share, for the quarter ended June 30, 2015 (“prior year quarter”) on operating revenues of $70.7 million. During the current quarter, the Company and its partner in its Brazilian joint venture, Aeróleo Taxi Aero S/A (“Aeróleo”), each contributed notes payable to them by Aeróleo as a contribution of additional capital into Aeróleo. As a result of this transaction, the Company reduced total debt by the $6.3 million of notes that were contributed by its partner in Aeróleo and recorded a $6.3 million loss attributable to noncontrolling interest in a subsidiary, which increased net income attributable to the Company by the same amount. Excluding the impact of this transaction, net loss attributable to the Company would have been $4.4 million, or $0.21 per diluted share, in the current quarter.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $10.7 million in the current quarter compared to $33.2 million in the prior year quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $8.8 million in the current quarter compared to $20.5 million in the prior year quarter. Gains on asset dispositions were $1.4 million in the current quarter compared to a loss of $0.2 million in the prior year quarter. Special items consisted of a pre-tax gain on debt extinguishment of $0.5 million in the current quarter and a pre-tax gain of $12.9 million on the sale of the Company’s fixed base operations (“FBO”) business in Alaska in the prior year quarter.
“Industry conditions remain very challenging, and the second quarter represented our lowest level of Adjusted EBITDA in the last several years,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “Despite the difficult market environment, Era generated $14 million of cash flow from operating activities in the quarter, and with our strong balance sheet and ample liquidity position, we remain well positioned to withstand the pressures of a prolonged industry downturn.”
Second Quarter Results
Operating revenues in the current quarter were $7.4 million lower than the prior year quarter primarily due to lower utilization and lower average rates in our U.S. oil and gas operations, the end of certain dry-leasing contracts and the sale of our FBO in Alaska in May 2015. These decreases were partially offset by the consolidation of Aeróleo and the start of a new contract in Suriname.
Operating expenses were $7.6 million higher in the current quarter primarily due to the consolidation of Aeróleo and increased repairs and maintenance expenses, partially offset by decreased personnel expenses and non-income taxes in the U.S.
Administrative and general expenses were $2.6 million lower in the current quarter primarily due to reduced headcount and compensation expense in the U.S., the collection of a previously reserved receivable and reduced professional services expenses, partially offset by the consolidation of Aeróleo.

Depreciation and amortization expense was $1.3 million higher in the current quarter due to the addition of new helicopters, a base expansion project and investments in additional information technology infrastructure.
Gains on asset dispositions were $1.6 million higher in the current quarter. We sold or otherwise disposed of two helicopters and related equipment in the current quarter for proceeds of $1.9 million resulting in gains of $1.4 million. In the prior year quarter, we sold five helicopters and related equipment for proceeds of $3.0 million resulting in book losses of $0.2 million.
Interest expense was $1.2 million higher in the current quarter primarily due to the cessation of capitalized interest on helicopter deposits, partially offset by savings resulting from the cumulative repurchases of a portion of our 7.750% senior unsecured notes (the “7.750% Senior Notes”).
Gain on debt extinguishment was $0.5 million in the current quarter due to the repurchase of a portion of our 7.750% Senior Notes.
Equity earnings were $0.6 million in the current quarter compared to a loss of $0.2 million in the prior year quarter primarily due to improved earnings from our Dart Holding Company Ltd. (“Dart”) joint venture.
Sequential Quarter Results
Operating revenues in the current quarter were $0.8 million higher compared to the quarter ended March 31, 2016 (“preceding quarter”) primarily due to the start of seasonal activities in Alaska, a new contract in Suriname and increased revenues in Brazil and Colombia, partially offset by decreased revenues in the U.S. Gulf of Mexico and the bankruptcy of a dry-leasing customer.
Operating expenses were $3.1 million higher in the current quarter primarily due to the start of seasonal activities in Alaska, increased fuel expenses in Brazil and reduced vendor credits. In addition, nonrecurring expenses in the current quarter included $0.4 million of severance costs related to headcount reductions in Brazil and the U.S. and $0.5 million of workers’ compensation expense related to an accident in Alaska.
Administrative and general expenses were $1.1 million lower in the current quarter primarily due to the collection of a previously reserved receivable and lower personnel costs.
EBITDA was $1.6 million lower compared to the preceding quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $0.5 million lower. Gains on asset dispositions were $1.5 million lower compared to the preceding quarter. Special items in the current quarter consisted of the gain on debt extinguishment noted above, and there were no special items in the preceding quarter.
Equity earnings were $0.6 million higher in the current quarter primarily due to improved earnings at our Dart joint venture.
Six Months Results
The Company reported a net loss of $1.9 million, or $0.09 per diluted share, for the six months ended June 30, 2016 (“current six months”) on operating revenues of $125.9 million compared to net income of $11.3 million, or $0.55 per diluted share, for the six months ended June 30, 2015 (“prior year period”) on operating revenues of $138.2 million.
EBITDA was $22.9 million in the current six months compared to $47.8 million in the prior year period. EBITDA adjusted to exclude gains on asset dispositions and special items was $18.1 million in the current six months compared to $31.5 million in the prior year period. Gains on asset dispositions were $4.3 million in the current six months compared to $3.1 million in the prior year period. Special items in the current six months consisted of a gain on debt extinguishment of $0.5 million. Special items in the prior year period consisted of a gain on the sale of the FBO of $12.9 million and gains on debt extinguishment of $0.3 million.

Operating revenues in the current six months were $12.2 million lower than the prior year period primarily due to lower utilization and lower average rates in our U.S. oil and gas operations, the end of certain dry-leasing contracts and the sale of the FBO, partially offset by the consolidation of Aeróleo and the start of a new contract in Suriname.
Operating expenses were $8.3 million higher in the current six months primarily due to the consolidation of Aeróleo and increased repairs and maintenance expenses, partially offset by reductions in operating expenses in the U.S. due to reduced activity, lower headcount and other cost control measures.
Administrative and general expenses were $3.2 million lower in the current six months primarily due to reduced headcount and compensation expenses in the U.S., the collection of a previously reserved receivable and the end of the Amended and Restated Transition Services Agreement with SEACOR Holdings Inc., partially offset by the consolidation of Aeróleo.
Depreciation and amortization expense was $2.5 million higher in the current six months due to the addition of new helicopters, a base expansion project and investments in additional information technology infrastructure.
Interest expense was $2.5 million higher in the current six months due to the cessation of capitalized interest on helicopter deposits, partially offset by savings resulting from the cumulative repurchases of a portion of our 7.750% Senior Notes.
Foreign exchange gains were $0.6 million in the current six months primarily due to the strengthening of the Brazilian real resulting in gains on our real-denominated balances. Foreign exchange losses were $2.4 million in the prior year period primarily due to the settlement of forward currency contracts and the weakening of the euro resulting in losses on our euro-denominated balances.
Equity earnings were $0.6 million in the current six months compared to a loss of $0.3 million in the prior year period primarily due to improved earnings from our Dart joint venture.
Fleet Update
We continue to experience excess capacity in our medium and heavy helicopters. Excess helicopters include our helicopters other than those under customer contracts, undergoing maintenance, dedicated for charter activity or models subject to operational suspension. We are focused on maximizing the utilization of our fleet and reducing the excess capacity in our medium and heavy helicopters through fleet management initiatives, participation in competitive bids and the pursuit of other opportunities. In addition, we may sell certain helicopters on an opportunistic basis consistent with our long-standing strategy.
Due to an accident in April 2016 involving an Airbus Helicopters EC225LP (also known as a H225) model helicopter operated by another helicopter company, the civilian fleet of H225 and AS332 L2 model helicopters remains on operational suspension. We own nine H225 helicopters, including five that are currently located in the U.S., three that are currently located in Brazil and one that is currently located in Norway. As of June 30, 2016, the net book value of our H225 helicopters and related inventory of parts and equipment was $164.5 million. During this suspension of H225 operations, we expect to utilize other heavy and medium helicopters to service our operations. Although we do not expect the near-term impact of the suspension to be material to our financial condition or results of operations, it is too early to estimate the full extent or duration of the H225 suspension, the market receptivity of the H225 helicopter for future oil and gas operations and the potential impact on residual values of these helicopters.
Capital Commitments
We had unfunded capital commitments of $152.7 million as of June 30, 2016, of which $39.4 million is payable during the remainder of 2016 with the balance payable through 2018. We may terminate $125.8 million of our total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than aggregate liquidated damages of $3.0 million. The noncancellable portion of our commitments payable during the remainder of 2016 is $13.4 million.

Included in these capital commitments are agreements to purchase seven AW189 heavy helicopters, two S92 heavy helicopters and five AW169 light twin helicopters. The AW189 and S92 helicopters are scheduled to be delivered beginning in 2016 through 2018. Delivery dates for the AW169 helicopters have yet to be determined. In addition, we had outstanding options to purchase up to an additional ten AW189 helicopters and one S92 helicopter. If these options are exercised, the helicopters would be scheduled for delivery beginning in 2017 through 2018.
Capital Allocation and Liquidity
As of June 30, 2016, we had $39.2 million of cash and, based on operating results through June 30, 2016, $170.4 million of remaining availability under our senior secured revolving credit facility (the “Facility”) for total liquidity of $209.6 million. As of June 30, 2016, our funded debt-to-EBITDA and interest coverage ratios, as defined in the Facility, were 3.0x and 5.7x, respectively. A description of these metrics is included in the financial tables in this release.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, August 3, 2016, to review the results for the second quarter ended June 30, 2016. The conference call can be accessed as follows:
All callers will need to reference the access code 5689452.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (888) 397-5355
Outside the U.S.: Operator Assisted International Dial-In Number: (719) 325-2436
Replay
A telephone replay will be available through August 17, 2016 and may be accessed by calling (888) 203-1112 for domestic callers or (719) 457-0820 for international callers. An audio replay will also be available on the Company’s website at www.eragroupinc.com shortly after the call and will be accessible through August 17, 2016.
For additional information concerning Era Group, contact Andrew Puhala at (713) 369-4646 or visit Era Group’s website at www.eragroupinc.com.
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group provides helicopters and related services to customers and third-party helicopter operators in other countries, including Brazil, Colombia, the Dominican Republic, India, Spain, Suriname and the United Kingdom. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a small number of customers and the reduction of its customer base resulting from consolidation; cost-saving initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record; the Company’s ability to successfully expand into other geographic and helicopter service markets; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; risks of engaging in competitive processes or expending significant resources with no guaranty of recoupment; risks of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely; risks that the Company’s customers reduce or cancel contracted services or tender processes; the Company’s reliance on a small number of helicopter manufacturers and suppliers; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s cost to purchase helicopters, spare parts and related services and on asset values; the Company’s credit risk exposure; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of older helicopters and related equipment; the Company’s reliance on information technology; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; risks associated with the Company’s debt structure; the impact of operational and financial difficulties of the Company’s joint ventures and partners; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; adverse weather conditions and seasonality; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K/A for the year ended December 31, 2015, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's current reporting on Form 8-K (if any), which are incorporated by reference.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating revenues	$63,351	$70,738	$125,933	$138,153
Costs and expenses:
Operating	47,396	39,784	91,703	83,389
Administrative and general	8,140	10,779	17,367	20,522
Depreciation and amortization	12,691	11,398	25,457	23,000
Total costs and expenses	68,227	61,961	134,527	126,911
Gains (losses) on asset dispositions, net	1,367	(242)	4,280	3,146
Operating income (loss)	(3,509)	8,535	(4,314)	14,388
Other income (expense):
Interest income	403	317	704	568
Interest expense	(4,130)	(2,881)	(8,878)	(6,426)
Derivative losses, net	—	(10)	—	(22)
Foreign currency gains (losses), net	329	543	610	(2,417)
Gain on debt extinguishment	518	—	518	264
Gain on sale of FBO	—	12,946	—	12,946
Other, net	46	(9)	29	(9)
Total other income (expense)	(2,834)	10,906	(7,017)	4,904
Income (loss) before income taxes and equity earnings	(6,343)	19,441	(11,331)	19,292
Income tax expense (benefit)	(1,232)	8,138	(2,246)	8,083
Income (loss) before equity earnings	(5,111)	11,303	(9,085)	11,209
Equity earnings (losses), net of tax	601	(198)	625	(343)
Net income (loss)	(4,510)	11,105	(8,460)	10,866
Net loss attributable to non-controlling interest in subsidiary	6,448	228	6,580	425
Net income (loss) attributable to Era Group Inc.	$1,938	$11,333	$(1,880)	$11,291

Income (loss) per common share, basic	$0.09	$0.55	$(0.09)	$0.55
Income (loss) per common share, diluted	$0.09	$0.55	$(0.09)	$0.55

Weighted average common shares outstanding, basic	20,361,533	20,273,780	20,290,735	20,235,082
Weighted average common shares outstanding, diluted	20,364,382	20,332,657	20,290,735	20,295,498

EBITDA	$10,676	$33,205	$22,925	$47,807
Adjusted EBITDA	$10,158	$20,259	$22,407	$34,597
Adjusted EBITDA excluding gains	$8,791	$20,501	$18,127	$31,451

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015
Operating revenues	$63,351	$62,582	$73,943	$69,741	$70,738
Costs and expenses:
Operating	47,396	44,307	45,085	43,007	39,784
Administrative and general	8,140	9,227	11,052	11,238	10,779
Depreciation and amortization	12,691	12,766	12,151	12,186	11,398
Total costs and expenses	68,227	66,300	68,288	66,431	61,961
Gains (losses) on asset dispositions, net	1,367	2,913	994	1,813	(242)
Goodwill impairment	—	—	(1,866)	—	—
Operating income (loss)	(3,509)	(805)	4,783	5,123	8,535
Other income (expense):
Interest income	403	301	391	232	317
Interest expense	(4,130)	(4,748)	(3,979)	(3,121)	(2,881)
Derivative gains (losses), net	—	—	(4)	8	(10)
Foreign currency gains (losses), net	329	281	(319)	146	543
Gain (loss) on debt extinguishment	518	—	1,369	(16)	—
Gain on sale of FBO	—	—	—	—	12,946
Other, net	46	(17)	54	—	(9)
Total other income (expense)	(2,834)	(4,183)	(2,488)	(2,751)	10,906
Income (loss) before income taxes and equity earnings	(6,343)	(4,988)	2,295	2,372	19,441
Income tax expense (benefit)	(1,232)	(1,014)	4,691	1,343	8,138
Income (loss) before equity earnings	(5,111)	(3,974)	(2,396)	1,029	11,303
Equity earnings (losses), net of tax	601	24	(1,224)	(376)	(198)
Net income (loss)	(4,510)	(3,950)	(3,620)	653	11,105
Net loss attributable to non-controlling interest in subsidiary	6,448	132	173	208	228
Net income (loss) attributable to Era Group Inc.	$1,938	$(3,818)	$(3,447)	$861	$11,333

Earnings (loss) per common share, basic	$0.09	$(0.19)	$(0.17)	$0.04	$0.55
Earnings (loss) per common share, diluted	$0.09	$(0.19)	$(0.17)	$0.04	$0.55

Weighted average common shares outstanding, basic	20,361,533	20,219,937	20,183,027	20,260,514	20,273,780
Weighted average common shares outstanding, diluted	20,364,382	20,219,937	20,183,027	20,287,069	20,332,657

EBITDA	$10,676	$12,249	$16,810	$17,071	$33,205
Adjusted EBITDA	$10,158	$12,249	$17,307	$17,087	$20,259
Adjusted EBITDA excluding gains	$8,791	$9,336	$16,313	$15,274	$20,501

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015
Oil and gas:(1)
U.S. Gulf of Mexico	$33,312	$36,812	$40,368	$42,132	$41,821
Alaska	1,273	932	3,309	5,429	6,009
International	16,848	14,054	18,865	60	47
Total oil and gas	51,433	51,798	62,542	47,621	47,877
Dry-leasing	2,827	3,995	4,643	11,925	12,233
Search and rescue	4,590	4,891	4,955	4,418	4,989
Air medical services	2,007	1,898	1,803	1,854	1,914
Flightseeing	2,494	—	—	3,923	3,118
Fixed base operations	—	—	—	—	614
Eliminations	—	—	—	—	(7)
	$63,351	$62,582	$73,943	$69,741	$70,738

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015
Oil and gas:(1)
U.S. Gulf of Mexico	7,153	7,290	8,255	9,435	8,717
Alaska	78	77	380	797	732
International	2,535	2,332	3,055	22	14
Total oil and gas	9,766	9,699	11,690	10,254	9,463
Search and rescue	199	201	275	265	260
Air medical services	832	618	748	949	826
Flightseeing	679	—	—	1,502	1,118
	11,476	10,518	12,713	12,970	11,667
____________________

(1)	Primarily oil and gas services, but also includes revenues from activities such as firefighting and utility support.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$39,160	$30,803	$14,370	$13,808	$17,002
Receivables:
Trade, net of allowance for doubtful accounts	36,830	36,980	48,639	39,498	39,866
Tax receivables	6,011	6,068	6,085	114	105
Other	3,641	3,707	3,305	2,399	2,005
Inventories, net	27,764	27,744	27,994	24,932	25,808
Prepaid expenses	2,563	3,274	1,963	3,055	3,847
Deferred income taxes	—	—	—	2,276	2,507
Other current assets	191	191	191	2,297	6,762
Total current assets	116,160	108,767	102,547	88,379	97,902
Property and equipment	1,172,242	1,171,271	1,175,909	1,175,693	1,192,445
Accumulated depreciation	(336,722)	(325,363)	(316,693)	(311,070)	(314,484)
Net property and equipment	835,520	845,908	859,216	864,623	877,961
Equity investments and advances	29,299	28,795	28,898	30,256	30,945
Goodwill	—	—	—	1,589	1,823
Intangible assets	1,148	1,153	1,158	1,411	1,410
Other assets	12,719	12,850	12,532	9,164	10,890
Total assets	$994,846	$997,473	$1,004,351	$995,422	$1,020,931

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,473	$10,119	$12,000	$12,037	$12,026
Accrued wages and benefits	9,565	6,244	9,012	7,861	7,293
Accrued interest	612	3,491	562	3,992	813
Accrued income taxes	—	—	—	7,415	7,613
Derivative instruments	—	—	—	71	192
Accrued other taxes	2,515	1,905	2,520	1,259	968
Accrued contingencies	1,280	2,851	2,410	—	—
Current portion of long-term debt	1,569	2,291	3,278	25,335	26,130
Other current liabilities	2,184	1,775	2,300	3,476	2,588
Total current liabilities	33,198	28,676	32,082	61,446	57,623
Long-term debt	252,940	263,590	263,698	239,515	264,014
Deferred income taxes	227,933	229,083	229,848	213,998	218,802
Deferred gains and other liabilities	4,418	2,855	2,616	1,956	1,994
Total liabilities	518,489	524,204	528,244	516,915	542,433

Redeemable noncontrolling interest	4,573	4,672	4,804	4,783	5,195
Equity:
Era Group Inc. stockholders’ equity:
Common stock	211	211	207	207	206
Additional paid-in capital	435,714	434,460	433,175	432,774	431,233
Retained earnings	38,622	36,684	40,502	43,949	43,088
Treasury shares, at cost	(2,855)	(2,850)	(2,673)	(2,632)	(563)
Accumulated other comprehensive income (loss), net of tax	92	92	92	92	(44)
Total Era Group Inc. stockholders’ equity	471,784	468,597	471,303	474,390	473,920
Non-controlling interest	—	—	—	(666)	(617)
Total equity	471,784	468,597	471,303	473,724	473,303
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$994,846	$997,473	$1,004,351	$995,422	$1,020,931

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain items noted in the reconciliation below that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended					Six Months Ended
	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Jun 30, 2016	Jun 30, 2015
Net Income (loss)	$(4,510)	$(3,950)	$(3,620)	$653	$11,105	$(8,460)	$10,866
Depreciation and amortization	12,691	12,766	12,151	12,186	11,398	25,457	23,000
Interest income	(403)	(301)	(391)	(232)	(317)	(704)	(568)
Interest expense	4,130	4,748	3,979	3,121	2,881	8,878	6,426
Income tax expense (benefit)	(1,232)	(1,014)	4,691	1,343	8,138	(2,246)	8,083
EBITDA	$10,676	$12,249	$16,810	$17,071	$33,205	$22,925	$47,807
Special items (1)	(518)	—	497	16	(12,946)	(518)	(13,210)
Adjusted EBITDA	$10,158	$12,249	$17,307	$17,087	$20,259	$22,407	$34,597
Losses (gains) on asset dispositions, net	(1,367)	(2,913)	(994)	(1,813)	242	(4,280)	(3,146)
Adjusted EBITDA excluding gains	$8,791	$9,336	$16,313	$15,274	$20,501	$18,127	$31,451
____________________

(1)	Special items include the following:

•	In the three months ended June 30, 2016, a gain of $0.5 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes;

•
In the three months ended December 31, 2015, a pre-tax gain of $1.4 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes and a pre-tax charge of $1.9 million on the impairment of our goodwill;

•	In the three months ended September 30, 2015, a pre-tax loss of less than $0.1 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes;

•	In the three months ended June 30, 2015, a pre-tax gain of $12.9 million on the sale of our FBO in Alaska; and

•
In the six months ended June 30, 2015, a pre-tax gain of $12.9 million on the sale of the FBO and a gain of $0.3 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes.

The Facility requires that the Company maintain certain financial ratios on a rolling 12-month basis. The interest coverage ratio is a trailing 12-month quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The funded debt to EBITDA ratio is calculated by dividing (i) the sum of total debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The funded debt to EBITDA ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated under the Facility differently than as presented elsewhere in this release.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015
Heavy:
H225	9	9	9	9	9
S92	2	2	2	—	—
AW189	2	2	2	—	—
	13	13	13	9	9

Medium:
AW139	38	38	38	39	39
S76 C+/C++	6	6	6	6	6
S76 A++	—	—	2	2	2
B212	7	8	8	8	8
B412	1	1	1	2	3
	52	53	55	57	58

Light—twin engine:
A109	7	7	7	7	7
EC135	17	17	17	17	19
EC145	5	5	5	5	5
BK117	3	3	3	3	3
BO105	3	3	3	3	3
	35	35	35	35	37

Light—single engine:
A119	14	14	14	16	17
AS350	28	29	29	31	31
	42	43	43	47	48
Total Helicopters	142	144	146	148	152
____________________

(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.